Nicor Inc.
Form 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                  FOR MORE INFORMATION
July 31, 2009                                                                                                                                                                                                                Contact:  Kary Brunner, re: N-1016
                                                                                                                                        630 388-2529
                                                                                                      Media Contact:  Richard Caragol
                                                                                                                        630 388-2686

NICOR ANNOUNCES 2009 PRELIMINARY SECOND QUARTER EARNINGS AND AFFIRMS 2009 ANNUAL OUTLOOK

Naperville, IL – Nicor Inc. (NYSE: GAS) today reported second quarter 2009 preliminary net income, operating income and diluted earnings per common share were $22.9 million, $39.5 million and $.50, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2008 of $28.9 million, $40.6 million and $.64, respectively.

Earnings for the second quarter 2009, compared to the same period in 2008, reflect improved operating income in the company’s gas distribution and other energy-related businesses, more than offset by lower operating income in the company’s shipping business, as well as lower corporate operating results.  The second quarter comparisons also reflect lower interest income and pretax equity investment income as well as a higher effective income tax rate in 2009.

For the six months ended June 30, 2009, preliminary net income, operating income and diluted earnings per common share were $66.7 million, $99.4 million and $1.47, respectively.  This compares to net income, operating income and diluted earnings per common share for the same period in 2008 of $70.3 million, $103.8 million and $1.55, respectively.

Earnings for the six months ended June 30, 2009, compared to 2008, reflect lower operating income in the company’s gas distribution and shipping businesses, and lower corporate operating results, partially offset by higher operating income in the company’s other energy-related businesses.  The six-month-ended comparisons also reflect higher pretax equity investment income, partially offset by a higher effective income tax rate and lower interest income in 2009.

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“Our consolidated year-to-date results are solid, particularly given the challenging economic environment,” said Russ Strobel, Nicor’s Chairman, President and Chief Executive Officer.  “As expected, we’re now seeing the positive impacts of rate relief begin to offset the increased operating costs of our gas distribution business.  Our shipping business faced continued pressure on volumes due to the economic slowdown, but still delivered year-to-date results that were approximately consistent with 2008.  Our other energy-related ventures produced results that were near our expectations.”

Details regarding the second quarter 2009 and six months ended June 30, 2009 preliminary financial results compared to 2008 follow:

•	Gas distribution operating income increased $4.4 million for the second quarter 2009 compared to the prior-year period. The three-month results reflected:
-	Higher gas distribution margin due to the recent base rate increase (approximately $20 million) partially offset by lower demand unrelated to weather (approximately $2 million).
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Higher operating and maintenance costs ($9.4 million) due in large part to higher payroll and benefit-related costs (primarily attributable to increased pension expense), and the absence of prior year legal recoveries.

-	Higher depreciation expense ($1.7 million).

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•	Gas distribution operating income decreased $4.1 million for the six months ended June 30, 2009 compared to the prior-year period. The six-month results reflected:
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Higher gas distribution margin due to the base rate increase (approximately $20 million) partially offset by lower demand unrelated to weather (approximately $6 million) and lower natural gas deliveries due to warmer weather in 2009 (approximately $2 million).

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Higher operating and maintenance costs ($11.4 million) due primarily to higher payroll and benefit-related costs (primarily attributable to increased pension expense); the absence of the aforementioned prior year legal recoveries recorded in the second quarter of 2008; and higher company use and storage-related gas costs.  These increases were partially offset by lower franchise gas costs and lower bad debt expense attributable principally to lower natural gas prices.

-	Higher depreciation expense ($3.3 million).

•
Shipping operating income decreased $3.2 million and $0.5 million for the second quarter 2009 and the six months ended June 30, 2009, respectively, compared to the prior-year periods.  Declines in both periods were due to lower operating revenues partially offset by lower operating costs.  Decreased operating revenues for both 2009 periods, compared to 2008, were attributable to lower volumes shipped and lower average rates (resulting principally from lower surcharges for fuel).  Decreased operating costs for both 2009 periods, compared to 2008, were primarily attributable to lower transportation-related costs, due in large part to lower fuel prices and lower volumes shipped; and lower charter costs.

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Other energy ventures operating income increased $1.7 million for the second quarter 2009 compared to the prior-year period due primarily to higher operating income in the company’s retail energy-related products and services businesses; and wholesale natural gas marketing business.  Other energy ventures operating income increased $3.3 million for the six months ended June 30, 2009, compared to the prior-year period, due to higher operating income in the company’s wholesale natural gas marketing business partially offset by lower operating income in the company’s retail energy-related products and services businesses.

Higher operating results for the second quarter 2009, as compared to 2008, in the company’s retail energy-related products and services businesses were due to lower operating expenses, partially offset by lower operating revenues.  Lower operating expenses were due primarily to lower average cost per utility-bill management contract partially offset by higher average contract volumes.  Lower operating revenues were due to lower average revenue per utility-bill management contract attributable, in part, to product mix, partially offset by higher average contract volumes.  Lower operating results for the six months ended June 30, 2009, as compared to 2008, in the company’s retail energy-related products and services businesses were due to higher operating expenses, partially offset by higher operating revenues.  Higher operating expenses were due primarily to higher average contract volumes.  Higher operating revenues were due to higher average contract volumes partially offset by lower average revenue per utility-bill management contract, attributable primarily to product mix.

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Higher operating income in the company’s wholesale natural gas marketing business for the second quarter and six-months-ended June 30, 2009, compared to the same periods in 2008, was due primarily to favorable changes in valuations of derivative instruments used to hedge purchases and sales of natural gas inventory; partially offset by unfavorable costing of physical sales activity and lower results from risk management activities associated with hedging the product risks of the utility-bill management contracts offered by the company’s retail energy-related products and services businesses.

The company’s wholesale natural gas marketing business uses derivatives to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized.  A source of commodity price risk arises as the wholesale natural gas marketing business purchases and holds natural gas in storage to earn a profit margin from its ultimate sale.  However, gas stored in inventory is required to be accounted for at the lower of weighted-average cost or market, whereas the derivatives used to reduce the risk associated with a change in the value of the inventory are carried at fair value, with changes in fair value recorded in operating results in the period of change.  In addition, the wholesale natural gas marketing business also uses derivatives to mitigate the commodity price risks of the utility-bill management products offered by the company’s energy-related products and services businesses.  The gains and losses associated with the utility-bill management products are recognized in the months that the services are provided. However, the underlying derivatives used to hedge the price exposure are carried at fair value. For those derivatives that do not meet the requirements for hedge accounting, the changes in fair value are recorded in operating results in the period of change.  As a result, earnings are subject to volatility as the fair value of derivatives change.  The volatility resulting from this accounting can be significant from period to period.

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Corporate operating results decreased $4.0 million for the second quarter 2009, compared to the prior year period, due primarily to the absence of a prior year legal recovery of $3.1 million pretax.  Corporate operating results decreased $3.1 million for the six months ended June 30, 2009, compared to the prior year period, due to the absence of the aforementioned legal recovery partially offset by a lower weather-related cost.  The company recorded a $2.9 million pretax negative weather-related impact in the six months ended June 30, 2009, compared to a $4.0 million pretax negative weather-related impact recorded last year associated with certain of the company’s retail utility-bill management products.

Under terms of a corporate swap agreement, benefits or costs resulting from variances in normal weather associated with retail energy-related products are recorded primarily in corporate operating results.

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The second quarter 2009 and six-months-ended June 30, 2009 financial results, compared to the same periods in 2008, reflect lower interest income (due primarily to lower average investment balances, lower interest income on income tax matters, and lower average rates); and a higher effective income tax rate.  The six-months-ended June 30, 2009 financial results, compared to the same period in 2008, also reflect higher pretax equity investment income.  Higher equity investment income was due primarily to a gain of $10.1 million pretax, recorded in the first quarter of 2009, related to the sale of the company’s equity investment interest in EN Engineering.

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Rate Case Status
On March 25, 2009, the company announced that its gas distribution business, Nicor Gas, received approval from the Illinois Commerce Commission (ICC) for a $69 million increase in base revenues.  New rates became effective on April 3, 2009.  On April 24, 2009, the company filed a request for rehearing with the ICC concerning the capital structure and return on equity contained in the ICC’s rate order contending the company’s return on rate base should be higher.  The Attorney General’s office, Citizen’s Utility Board and the Environmental Law and Policy Center also filed requests for rehearing on items including the management structure of the Energy Efficiency Plan and the rate design for residential customers.  These other parties do not raise issues about the amount of the rate increase granted to Nicor Gas.  On May 13, 2009, the ICC agreed to conduct a rehearing concerning the capital structure but denied the remainder of the company’s request.  The ICC also denied all the rehearing requests by other parties.  The ICC has until October 13, 2009 to issue a ruling on rehearing.  Any further changes in rates as a result of rehearing would be effective prospectively.  Nicor Gas has also filed an appeal of the ICC’s rate order in state appellate court.  That appeal has been stayed until the ICC issues its ruling on rehearing.

2009 Earnings Outlook
The company affirmed that its estimate for 2009 diluted earnings per common share is in the range of $2.54 to $2.74, unchanged from guidance provided in the company’s first quarter earnings release on May 1, 2009.  As a reminder, this estimate includes approximately $.09 per share for the positive impact of the first quarter 2009 sale of the company’s equity interest in EN Engineering.

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Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or changes in tax law.  The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets.  While these items could materially affect 2009 earnings, they are not currently estimable. The company's 2009 estimate assumes normal weather for the remainder of the year.

The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings’ releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its second quarter 2009 financial results, and 2009 outlook.  The conference call will be this morning, Friday, July 31, 2009 at 8:30 a.m. central, 9:30 a.m. eastern time.  To hear the conference call live, please log on to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the “Overview” page.  A replay of the call will be available until 10:30 a.m. central time, Friday, August 14, 2009.  To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 92141805.  The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index.  Its primary business is Nicor Gas, one of the nation’s largest natural gas distribution companies.  Nicor owns Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas.  In addition, the company owns and has an equity interest in several energy-related businesses.  For more information, visit the Nicor website at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates.  Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations.  Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases.  Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; accidents, leaks, equipment failures, service interruptions, environmental pollution, and other operating risks; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major customers, transporters, suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

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Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)
	Three months ended		Six months ended
	June 30		June 30
	2009	2008	2009	2008
Operating revenues
Gas distribution	$326.3	$560.1	$1,310.3	$2,024.3
Shipping	83.8	102.6	173.2	200.3
Other energy ventures	51.2	52.7	128.3	122.9
Corporate and eliminations	(13.7)	(15.6)	(53.4)	(52.0)
Total operating revenues	447.6	699.8	1,558.4	2,295.5

Operating expenses
Gas distribution
Cost of gas	156.6	396.2	873.0	1,582.9
Operating and maintenance	69.1	59.7	159.7	148.3
Depreciation	44.6	42.9	89.0	85.7
Taxes, other than income taxes	30.9	40.6	109.7	124.4
Shipping	81.3	96.9	164.1	190.7
Other energy ventures	38.5	41.7	113.0	110.9
Other corporate expenses and eliminations	(12.9)	(18.8)	(49.5)	(51.2)
Total operating expenses	408.1	659.2	1,459.0	2,191.7

Operating income (1)	39.5	40.6	99.4	103.8
Interest expense, net of amounts capitalized	8.8	9.1	18.1	19.7
Equity investment income, net	1.6	2.8	13.3	4.3
Interest income	.5	4.2	1.1	5.5
Other income, net	.3	.2	.5	.2

Income before income taxes	33.1	38.7	96.2	94.1
Income tax expense, net of benefits	10.2	9.8	29.5	23.8

Net income	$22.9	$28.9	$66.7	$70.3

Average shares of common stock outstanding
Basic	45.4	45.3	45.4	45.3
Diluted	45.5	45.3	45.5	45.3

Earnings per average share of common stock
Basic	$.50	$.64	$1.47	$1.55
Diluted	.50	.64	1.47	1.55

(1) Operating income (loss) by business segment
Gas distribution	$25.1	$20.7	$78.9	$83.0
Shipping	2.5	5.7	9.1	9.6
Other energy ventures	12.7	11.0	15.3	12.0
Corporate and eliminations	(.8)	3.2	(3.9)	(.8)
	$39.5	$40.6	$99.4	$103.8

Nicor Inc.
Gas Distribution Statistics
	Three months ended		Six months ended
	June 30		June 30
	2009	2008	2009	2008
Operating revenues (millions)
Sales
Residential	$195.5	$363.1	$843.6	$1,376.3
Commercial	50.6	101.9	220.6	351.6
Industrial	5.9	11.1	25.3	42.1
	252.0	476.1	1,089.5	1,770.0
Transportation
Residential	10.1	8.0	24.4	21.2
Commercial	14.3	11.8	39.4	43.0
Industrial	8.7	7.6	19.0	19.4
Other	.6	5.5	4.3	22.7
	33.7	32.9	87.1	106.3
Other revenues
Revenue taxes	26.6	36.7	101.3	117.0
Environmental cost recovery	2.3	1.1	8.0	6.1
Chicago Hub	1.8	2.5	3.8	5.9
Other	9.9	10.8	20.6	19.0
	40.6	51.1	133.7	148.0
	$326.3	$560.1	$1,310.3	$2,024.3
Deliveries (Bcf)
Sales
Residential	25.8	26.1	122.2	130.3
Commercial	7.4	7.9	32.4	33.7
Industrial	1.0	.9	3.9	4.2
	34.2	34.9	158.5	168.2
Transportation
Residential	3.3	3.1	15.5	14.8
Commercial	12.4	11.7	50.8	52.2
Industrial	23.2	23.1	53.6	55.4
	38.9	37.9	119.9	122.4
	73.1	72.8	278.4	290.6
Customers at end of period (thousands)
Sales
Residential	1,760	1,777
Commercial	131	128
Industrial	7	7
	1,898	1,912
Transportation
Residential	221	205
Commercial	50	53
Industrial	5	5
	276	263
	2,174	2,175

Other statistics
Degree days	686	690	3,871	3,962
Colder than normal (1)	11%	0%	10%	7%
Average gas cost per Mcf sold	$4.42	$11.29	$5.38	$9.37

(1) Normal weather for Nicor Gas' service territory, for purposes of this report, is considered to be 5,600 degree days per year for 2009 and 5,830 degree days per year for 2008.

Nicor Inc.
Shipping Statistics
	Three months ended		Six months ended
	June 30		June 30
	2009	2008	2009	2008

Twenty-foot equivalent units (TEUs) shipped (thousands)	42.7	48.8	85.3	96.8

Revenue per TEU	$1,960	$2,098	$2,030	$2,068

At end of period

Ports served	25	25

Vessels operated	16	17